UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 28, 2015

Montpelier Re Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-31468	98-0428969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Montpelier House

94 Pitts Bay Road

Pembroke HM 08

Bermuda

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (441) 296-5550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒                                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                 OTHER EVENTS.

Montpelier Re Holdings Ltd. (the “Company”) today announced that its Board of Directors (the “Board”) has declared a quarterly dividend of $0.20 per common share (the “Common Shares”) and a quarterly dividend of $0.554688 per 8.875% Non-Cumulative Preferred Share, Series A (the “Preferred Shares”).  The Common Share dividend will be payable on June 30, 2015, to each common shareholder of record on June 16, 2015, and the Preferred Share dividend will be payable on June 29, 2015, to each preferred shareholder of record on June 15, 2015.

The Board on May 28, 2015 also delivered to the preferred shareholders a notice of redemption calling for redemption on June 29, 2015 all 6,000,000 issued and outstanding Preferred Shares, as provided for in the certificate of designation governing the Preferred Shares. The Preferred Shares will be redeemed at a redemption price of $26.00 per Preferred Share, representing an aggregate amount of $156.0 million, plus all declared and unpaid dividends, if any, without interest, to the date of the redemption.

The Company’s May 28, 2015 press release describing the details of the declared quarterly dividends on the Common Shares and the Preferred Shares and the redemption of the Preferred Shares is attached as Exhibit 99.1.

ITEM 9.01                 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated May 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONTPELIER RE HOLDINGS LTD.

	By:	/s/ Jonathan B. Kim
Name: Jonathan B. Kim
Title: General Counsel and Secretary
Date: May 28, 2015

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 28, 2015.

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